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                                                                   EXHIBIT 10.25

GRACE
                                          Paul J. Norris
                                          Chairman, President & Chief Executive
                                          Officer


                                          W. R. Grace & Co.
                                          7500 Grace Drive
                                          Columbia, MD  21044

                                          Voice: (410) 531-4406
                                          Fax:   (410) 531-4414
                                          email: paul.j.norris@grace.com

September 13, 2002


To:

                            PERSONAL AND CONFIDENTIAL

Dear :

In order to continue Grace's successful operating performance in the Chapter 11 environment, it is important to retain key employees by providing compensation programs that are valued and compete with our industry peers. Therefore, Grace has proposed, and the Court has approved, a special retention program for selected key employees.

I am pleased to inform you that you have been selected to participate in this retention program for 2003. The total amount of your retention payment will be [ ]% of your base earnings. You will receive payment in one lump sum installment on December 26, 2003 (based on earnings from January 1 - December 31, 2003). The terms applicable to the supplemental payments are more specifically described in the attachment to this letter.

I realize that cash is not the only reason why an employee should stay with an organization. At Grace, you should expect to continue to receive opportunities to experience personal growth, to upgrade your skills, and to engage in challenging, satisfying work.

Your commitment to Grace's Vision and Values is appreciated.  Thanks.

Sincerely,



Paul J. Norris